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                                                                   EXHIBIT 10.12

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                 TAX ALLOCATION AND INDEMNIFICATION AGREEMENT



                          Dated as of _________, 1996


                                     Among


                                  DEPUY, INC.


                        BOEHRINGER MANNHEIM CORPORATION


                                      and


                                CORANGE LIMITED



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        TAX ALLOCATION AND INDEMNIFICATION AGREEMENT (the "Agreement")
                       dated as of _________, 1996 among
                      DEPUY, INC., a Delaware Corporation
                               (the "Company"),
            BOEHRINGER MANNHEIM CORPORATION, an Indiana corporation
                         ("BMC") and CORANGE LIMITED,
                      a Bermuda corporation ("Corange").


     WHEREAS, each of the Company and BMC is an indirect, wholly-owned subsidiary of Corange, which is the ultimate holding company within the Corange Limited group of companies (the "Corange Group"), and each of various subsidiaries in the Corange Group listed in Exhibit A hereto is engaged in the manufacture and/or the distribution of orthopaedic products for the DePuy division of the Corange Group;

     WHEREAS, Corange U.S. Holdings Inc., an Indiana corporation ("CUSHI") was the common parent corporation, within the meaning of Section 1502 of the Internal Revenue Code of 1986, as amended (the "Code"), of an affiliated group of corporations (the "Affiliated Group") filing consolidated Federal income tax returns and consolidated, combined or unitary state income tax returns, pursuant to which CUSHI, BMC, and other members of the Affiliated Group have paid taxes on a consolidated, combined or unitary basis;

     WHEREAS, in connection with an overall plan of reorganization affecting those corporations within the DePuy division of the Corange Group, which plan was approved by the Board of Directors of Corange in resolutions adopted at a meeting held on July 11, 1996: (i) CUSHI has sold all of the outstanding shares of BMC to Pharminvest S.A., a Luxembourg corporation in the Corange Group (the "BMC Share Sale"), (ii) Corange and certain direct and indirect subsidiaries of Corange have sold or otherwise transferred to CUSHI or to newly-created subsidiaries of CUSHI, their shareholding in certain subsidiaries within the DePuy division of the Corange Group, and certain assets related to the DePuy business previously owned by a foreign distribution subsidiary of Corange affiliated with the Boehringer Mannheim business of the Corange Group, and (iii) CUSHI has merged with and into the Company (the "Merger"), with the Company being the surviving corporation in the Merger (collectively, the "Pre-Offering Reorganization");

     WHEREAS, pursuant to the Pre-Offering Reorganization, CUSHI ceased to be the common parent of the Affiliated Group, BMC ceased to be a member of the Affiliated Group, and the Company became the common parent corporation of the Affiliated Group;

     WHEREAS, Corange, BMC and the Company desire to allocate the liability for the taxes (including any interest or penalties thereon) of members of the Affiliated Group for any taxable period beginning before the Pre-Offering Reorganization and to provide for certain other tax-related matters;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows.
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     1.   Indemnification by Corange and BMC. (a) Corange shall indemnify and hold harmless on an After-Tax Basis (as hereinafter defined) the Company and the DePuy Subsidiaries (as hereinafter defined) against any Corange Tax Liabilities (as hereinafter defined). The term "Corange Tax Liabilities" shall mean any Taxes (as hereinafter defined): (i) imposed (x) with respect to any taxable period that ends prior to the date upon which the Closing of the public offering of the stock of the Company occurs (the "Closing Date") and (y) with respect to a taxable period that begins before and ends after the Closing Date, the portion of such period up to and including the the Closing Date (each period described in clause (x) or clause (y), being hereinafter referred to as a "Pre-Closing Tax Period"), or (ii) imposed as a result of the Pre-Offering Reorganization; provided, however, that the Taxes subject to indemnification as Corange Tax Liabilities under this Section 1(a) shall not include any "BMC Tax Liabilities" (as hereinafter defined) subject to indemnification by BMC under Section 1(b) hereof or any "DePuy Tax Liabilities" (as hereinafter defined) subject to indemnification by the Company and the DePuy Subsidiaries under Section 2 hereof.

     (b) BMC shall indemnify and hold harmless on an After-Tax Basis the Company and the DePuy Subsidiaries against any BMC Tax Liabilities. The term "BMC Tax Liabilities" shall mean: (i) the full amount of the Taxes of BMC or a BMC Subsidiary (as hereinafter defined), as the case may be, for any taxable period for which the Tax liability of BMC or a BMC Subsidiary, as applicable, is determined on the basis of a separate Tax return, and (ii) in the case of any taxable period for which the Tax liability of BMC or a BMC Subsidiary, as applicable, is determined on the basis of a Consolidated Return (as hereinafter defined), the portion of the Taxes of the Consolidated Group (as hereinafter defined) attributable to BMC or to a BMC Subsidiary, as determined under Section 6 with respect to consolidated or combined returns, and under Section 7 with respect to unitary returns; provided, however, that the term "BMC Tax Liabilities" shall include no liabilities for Taxes imposed as a result of the Pre-Offering Reorganization.

     (c) Corange hereby guarantees BMC's obligation to indemnify and hold harmless on an After-Tax Basis the Company and the DePuy Subsidiaries against the BMC Tax Liabilities. In the event that BMC defaults on its obligations to make indemnification payments with respect to any BMC Tax Liabilities in accordance with this Agreement, the Company and the DePuy Subsidiaries shall be entitled to collect such indemnification payments from Corange; provided, however, that the Company and the DePuy Subsidiaries shall in no event be entitled to receive more than the full amount of one indemnification payment with respect to any single claim for Taxes under this Agreement.

     2. Indemnification by the Company. The Company and each DePuy Subsidiary shall indemnify and hold harmless on an After-Tax Basis Corange, BMC, the Corange Subsidiaries (as hereinafter defined) and the BMC Subsidiaries against any and all DePuy Tax Liabilities. The term "DePuy Tax Liabilities" shall mean:
(i) the full

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amount of the Taxes of the Company or a DePuy Subsidiary, as the case may be, for any taxable period for which the Tax liability of the Company or a DePuy Subsidiary, as applicable, is determined on the basis of a separate Tax return,
(ii) in the case of any taxable period for which the Tax liability of the Company or a DePuy Subsidiary, as applicable, is determined on the basis of a Consolidated Return, that portion of the Taxes of the Consolidated Group attributable to the Company or to a DePuy Subsidiary, as determined under
Section 6 with respect to consolidated or combined returns, and as determined under Section 7 with respect to unitary returns, and (iii) Taxes imposed as a result of the Pre-Offering Reorganization solely by reason of one or more actions taken by the Company or any DePuy Subsidiary in violation of any of its obligations under the agreements entered into with respect to the Pre-Offering Reorganization; provided, however, that the term "DePuy Tax Liabilities" shall include (x) no liabilities for Taxes imposed as a result of the Pre-Offering Reorganization except for liabilities for Taxes described in clause (iii) hereof, and (y) no liabilities for any interest or any penalties relating to any taxes, tariffs or governmental charges, in the case of liabilities for Taxes described in clauses (i) and (ii) hereof, and all such liabilities for interest and penalties shall be deemed to be Corange Tax Liabilities subject to indemnification by Corange under Section 1(a) hereof.

     3. Definitions. (a) The term "Tax" or "Taxes" means Federal, state, local and foreign income, franchise, property, sales, excise, transfer, withholding (with respect to amounts paid or received), employment or other taxes, tariffs or governmental charges (and all interest and penalties relating thereto) imposed by a governmental authority pursuant to the exercise of its power to tax.

     (b) The term "After-Tax Basis" means, with respect to any payment, an amount calculated by taking into account the Tax consequences of the receipt of such payment, as well as any Tax benefit associated with the liability giving rise to the payment. In the case of any item which gives rise to a deduction, the Tax benefit of such deduction shall be determined at the maximum statutory tax rate in effect during the relevant taxable period, whether or not the taxpayer actually realizes currently such Tax benefit. For this purpose, all indemnification payments made by Corange under this Agreement shall be deemed to be capital contributions to the Company.

     (c) The term "DePuy Subsidiary" shall mean each entity listed in Exhibit A hereto and shall be deemed to include any predecessor or transferee of (or successor or transferor to) the Company or any entity listed in Exhibit A, but shall not include CUSHI for any period prior to the Merger or any subsidiary in the Corange Group affiliated with the Boehringer Mannheim business of the Corange Group; provided, however, that the DePuy division of BMC, which was a predecessor of DePuy, Inc. (incorporated on January 1, 1992) shall be deemed to be a DePuy Subsidiary. The term "BMC Subsidiary" shall mean any subsidiary of BMC, and shall be deemed to include any predecessor or transferee of (or successor or transferor to) BMC or any subsidiary of BMC, but shall not include CUSHI (or any predecessor thereof or transferor thereto),

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the Company or any DePuy Subsidiary. The term "Corange Subsidiary" shall mean any subsidiary in the Corange Group, including CUSHI, and shall be deemed to include any predecessor or transferee of (or successor or transferor to) Corange or any subsidiary of Corange, but shall not include the Company, any DePuy Subsidiary, BMC or any BMC Subsidiary.

     (d) The term "Tax Asset" shall mean any net operating loss, net capital loss, investment tax credit, foreign tax credit, target jobs tax credit, low income housing credit, research and experimentation credit, charitable deduction or any other credit or tax attribute, including additions to basis of property, which could reduce any tax, including, without limitation, deductions, credits, or alternative minimum net operating loss carryforwards related to alternative minimum taxes.

     (e) The term "BMC Sale Date" shall mean the date upon which the BMC Share Sale occurs, and the term "Pre-BMC Sale Tax Period" shall mean (i) any taxable period that ends prior to the BMC Sale Date and (ii) with respect to a taxable period that begins before and ends after the BMC Sale Date, the portion of such period up to and including the BMC Sale Date.

     (f)  The term "Consolidated Group" shall mean (i) the Affiliated Group and
(ii) any group filing consolidated, combined or unitary tax returns for state tax purposes for any taxable period beginning before the BMC Sale Date which, for such taxable period, is comprised of at least one corporation which is a BMC Subsidiary and at least one corporation which is a DePuy Subsidiary. The term "Consolidated Return" shall mean any Federal income tax return or any state tax return filed by the Consolidated Group on a consolidated, combined or unitary basis.

     4. Tax Return Filing and Related Matters. (a) The Company shall prepare all Consolidated Returns of the Consolidated Group for taxable periods beginning on or after January 1, 1996 and ending on or before December 31, 1996, and all separate Tax returns of the Company and the DePuy Subsidiaries. With respect to any Consolidated Returns referred to in the first sentence of this Section 4(a), BMC shall provide pro forma tax returns and other relevant data to the Company at least forty-five (45) days prior to the due date of such Tax returns (taking into account any applicable extensions). The Company shall provide BMC with preliminary draft copies of such Tax returns at least thirty (30) days prior to the due date for filing (taking into account any applicable extensions) for review and approval by BMC with respect to BMC Tax Liabilities. If BMC objects to any matter reflected in such draft Tax returns with respect to BMC Tax Liabilities, BMC shall inform the Company within ten (10) days of receipt of the draft Tax returns, and the Company shall revise such Tax returns as so directed by BMC, and shall sign and timely file such Tax returns with the appropriate taxing authorities.

     (b) BMC shall prepare all Consolidated Returns of the Consolidated Group for taxable priods ending on or before December 31, 1995, all separate Tax returns of

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CUSHI for taxable periods ending on or before the Merger, and all separate Tax returns of BMC and the BMC Subsidiaries. The provisions of this Section 4 shall apply with respect to any action or inaction after the date of this Agreement in connection with the preparation and filing of any such Tax returns. With respect to any Consolidated Returns referred to in the first sentence of this Section 4(b), the Company shall provide pro forma tax returns and other relevant data to BMC at least forty-five (45) days prior to the due date of such Tax returns (taking into account any applicable extensions). BMC shall provide the Company with preliminary draft copies of such Tax returns at least thirty (30) days prior to the due date for filing (taking into account any applicable extensions) for review and approval by the Company with respect to DePuy Tax Liabilities. If the Company objects to any matter reflected in such draft Tax returns with respect to DePuy Tax Liabilities, the Company shall inform BMC within ten (10) days of receipt of the draft Tax returns and BMC shall revise such Tax returns as so directed by the Company, and shall sign and timely file such Tax returns with the appropriate taxing authorities.

     (c) With respect to Consolidated Returns of the Consolidated Group for taxable periods beginning on or after January 1, 1996 and ending on or before December 31, 1996, BMC shall pay, or cause to be paid, to the Company an amount equal to (1) BMC's share of the Consolidated Group's consolidated Federal Tax liability and consolidated state Tax liability, determined in accordance with
Section 6, and (2) BMC's share of the Consolidated Group's unitary state Tax liability, determined in accordance with Section 7, as provided below.

          (i) Promptly after the Company makes an estimated Tax payment with respect to any such Consolidated Return, the Company shall in good faith determine the amount of BMC's share of such estimated Tax payment in accordance with Section 6, in the case of any consolidated Federal Tax liability or any consolidated state Tax liability of the Consolidated Group, and in accordance with Section 7 using 1995 apportionment factors, adjusted for significant dispositions or transfers of assets, in the case of any unitary state Tax liability of the Consolidated Group. The Company shall deliver a written statement to BMC reflecting the determination described above. Within ten (10) business days after delivery of such written statement, BMC shall notify the Company whether BMC agrees with such determination. BMC shall pay to the Company or the Company shall pay to BMC, as appropriate, the amount determined to be payable hereunder (x) within ten (10) business days thereafter, if BMC agrees with such determination, or (y) if the Company and BMC cannot agree on the determination, within ten (10) business days after the date of the determination of the amount payable pursuant to Section 11 hereof.

         (ii) Promptly after the Company files an application to extend the due date of any such Consolidated Return, the Company shall in good faith determine the estimated amount of BMC's share of the Consolidated Group's consolidated Federal Tax liability or consolidated state Tax liability for such Consolidated

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     Return in accordance with Section 6 or, in the case of a unitary state Tax return, in accordance with Section 7 using 1995 apportionment factors, adjusted for significant dispositions or transfers of assets. The amount payable hereunder shall equal the difference, if any, between (x) the amounts so determined and (y) the aggregate amount of estimated installments paid with respect to BMC's share of such Tax liability for such Consolidated Return, adjusted to take into account amounts previously paid or received by BMC in connection with any previous extension payments. The Company shall deliver to BMC a written statement of the amount payable hereunder, as described above. Within ten (10) business days after delivery of such written statement, BMC shall notify the Company whether BMC agrees with such determination. BMC shall pay to the Company or the Company shall pay to BMC, as appropriate, the amount determined to be payable hereunder
     (x) within ten (10) business days thereafter, if BMC agrees with such determination, or (y) if the Company and BMC cannot agree on the determination, within ten (10) business days after the date of the determination of the amount payable pursuant to Section 11 hereof.

        (iii)    Promptly after the Company files any such Consolidated
     Return, the Company shall deliver to BMC a written statement setting forth the difference between (x) BMC's share of the Consolidated Group's consolidated Federal Tax liability, consolidated state Tax liability or unitary state Tax liability for such Consolidated Return, determined in accordance with Section 6 or Section 7, as the case may be, and (y) the aggregate amount of payments with respect to BMC's share of such Tax liability for such Consolidated Return previously made pursuant to this Section. Within ten (10) business days of delivery of such written statement, BMC shall notify the Company whether BMC agrees with such determination. BMC shall pay to the Company or the Company shall pay to BMC, as appropriate, the amount equal to such difference, if any, (x) within ten (10) business days thereafter, if BMC agrees with such determination, or (y) if the Company and BMC cannot agree on the determination, within ten (10) business days after the date of the determination of the amount payable pursuant to Section 11 hereof.

     (d) With respect to Consolidated Returns of the Consolidated Group for taxable periods ending on or before December 31, 1995, the Company shall pay, or cause to be paid, to BMC the Company's share of the Consolidated Group's consolidated Federal Tax liability, consolidated state Tax liability, and unitary state Tax liability, determined in accordance with past practices.

     (e) In the case of Consolidated Returns of the Consolidated Group for taxable periods beginning on or after January 1, 1996 and ending on or before December 31, 1996, if the Company determines that it will be necessary to incur incremental out-of-pocket costs for legal, accounting or other related professional fees and disbursements attributable to the preparation of tax returns for BMC or the BMC Subsidiaries, the

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Company shall obtain from BMC its written approval of such incremental out-of-
pocket costs prior to incurring such costs. BMC shall reimburse the Company for such incremental out-of-pocket costs which have been approved by BMC pursuant to this Section 4(e) within thirty (30) days of delivery of a written statement of such costs specifying such costs in reasonable detail.

     (f) Without the prior written consent of BMC (in the case of BMC Tax Liabilities), which shall not be unreasonably withheld, and the prior written consent of Corange (in the case of Corange Tax Liabilities), which shall not be unreasonably withheld, the Company shall refrain, and shall cause each of the DePuy Subsidiaries to refrain, (i) from making, filing or amending any Tax return that includes any Pre-Closing Tax Period or any Pre-BMC Sale Tax Period that would materially affect the Tax liability of Corange, BMC, the Corange Subsidiaries or the BMC Subsidiaries, and (ii) from making any material tax election that would bind, or materially affect the Tax liability of, Corange, BMC, the Corange Subsidiaries or the BMC Subsidiaries.

     5. Contests. (a) If the Company or any DePuy Subsidiary receives oral or written notice from the Internal Revenue Service or any other taxing authority of the commencement of an audit, the assertion of a claim, an assessment, or other dispute with respect to Taxes for which Corange or BMC are or may be required to indemnify, in whole or in part, under this Agreement, the Company shall provide notice to Corange and BMC (in the case of Corange Tax Liabilities), or shall provide notice to BMC and Corange (in the case of BMC Tax Liabilities) of the same in writing within ten (10) business days, specifying in reasonable detail the basis of such claim and the facts pertaining thereto, and shall not make payment of the Tax claimed for at least thirty (30) days after the giving of such notice. Corange (in the case of Corange Tax Liabilities) or BMC (in the case of BMC Tax Liabilities), at its own cost and expense, shall be entitled to control any such contest, including the determination of whether and when to settle any such contest; provided, however, that Corange or BMC, as the case may be, will consider in good faith any reasonable requests by the Company regarding the conduct of such contest and will promptly, and in any event within ten (10) business days, notify the Company of any action taken or proposed to be taken from time to time by Corange or BMC, as the case may be, with respect to such contest, and provided, further, that Corange and BMC will not settle any such contest that would materially affect the Tax liability of the Company or the DePuy Subsidiaries without the prior written consent of the Company, which shall not be unreasonably withheld. The Company agrees to provide to Corange and BMC (in the case of a contest regarding Corange Tax Liabilities) or to BMC and Corange (in the case of a contest regarding BMC Tax Liabilities) promptly, and in any event within ten (10) business days, copies of any correspondence or notices received from time to time from the Internal Revenue Service or any other taxing authority with respect to such contest.

     (b) If Corange, BMC, any Corange Subsidiary or any BMC Subsidiary receives any oral or written notices from the Internal Revenue Service or any other

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taxing authority that relate to the Company or the DePuy Subsidiaries, Corange
(on behalf of Corange or such Corange Subsidiary) or BMC (on behalf of BMC or such BMC Subsidiary) shall provide written notice to the Company of the same in writing within ten (10) business days. The Company, at its cost and expense, shall be entitled to control any contests with respect to the Tax liability of the Company or the DePuy Subsidiaries, except for contests subject to control by Corange and BMC pursuant to this Agreement.

     (c) Indemnification payments required pursuant to this Agreement shall become due and payable upon a final determination of the liability for Taxes of the relevant taxpayer; provided, however, that indemnification payments which Corange is required to pay as guarantor pursuant to Section 1(c) hereof shall be due and payable ten (10) business days after the Company notifies Corange that BMC has defaulted on its obligations to make such indemnification payments in accordance with this Agreement. A "final determination" shall be deemed to occur with respect to a contest when (i) there is a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final with respect to the taxpayer (i.e., all allowable appeals have been exhausted by either party to the action or the time period within which such appeal may be filed has expired), (ii) there is a closing agreement or other administrative settlement with the Internal Revenue Service or other taxing authority, (iii) the time for instituting a claim for refund in respect of the taxpayer has expired, or, if a claim was filed, the time for instituting suit with respect thereto has expired, or (iv) the Taxes which are the subject of such contest are paid, and pursuant to written agreement between the Company and Corange or BMC, no claim for refund is filed and no further contest is pursued.

     6. Consolidated or Combined Tax Liability. (a) With respect to any consolidated Federal Tax liability or consolidated state Tax liability, BMC and the BMC Subsidiaries shall be responsible for the aggregate amount of such Tax liability of BMC and all BMC Subsidiaries that are members of the relevant Consolidated Group, and the Company and the DePuy Subsidiaries shall be responsible for the aggregate amount of such Tax liability of the Company and all DePuy Subsidiaries that are members of the relevant Consolidated Group. A member's share of such Taxes shall be calculated as if such member were not and never were part of the Consolidated Group, but rather were a corporation filing separate income tax returns; provided, however, that (i) the applicable Tax rate shall be the relevant maximum statutory rate in effect during the relevant taxable period (with any applicable surtax exemption being ratably apportioned among the members), and (ii) in no event shall the Company's and the DePuy Subsidiaries' share of any consolidated Federal Tax liability or consolidated state Tax liability exceed the amount that would have constituted the Company's and the DePuy Subsidiaries' share of such Tax liability if such share had been calculated in the manner set forth in Treasury Regulation Sections 1.1552-1(a)(2) and 1.1502-33(d)(2).

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          (b) For purposes of paragraph (a) above, "Tax liability" (1) shall exclude any liability for the payment of alternative minimum tax, and (2) shall refer to an actual out-of-pocket payment to any taxing authority, after taking into account the utilization of net operating losses and any other Tax Assets.

          (c) Any alternative minimum Tax liability (and any Tax Assets attributable to such Tax liability) and any environmental Tax imposed under
     Section 59A of the Code shall be allocated among the members of the Consolidated Group in accordance with the formulas referenced in Proposed Treasury Regulation Section 1.1502-5(b)(6). With respect to foreign tax credits under the Code, any consolidated unused foreign tax credits of the Consolidated Group shall be apportioned to the members of such Consolidated Group pursuant to Treasury Regulation Section 1.1502-79(d).

          (d) Any interest imposed in connection with any Tax liability shall be allocated in the same manner as the underlying Tax liability, as provided above.

          (e) Any penalty imposed in connection with any Tax liability shall be the responsibility of the party whose action or inaction resulted in the imposition of such penalty; provided, however, that if such a determination cannot be made, the penalty shall be allocated in the same manner as the underlying Tax liability, as provided above.

          7. Unitary Tax Liability. (a) BMC's share of any unitary state Tax liability shall be, with respect to each state, the aggregate amount of unitary state Tax liability of BMC and all BMC Subsidiaries that are members of the relevant Consolidated Group. The Company's share of any unitary state Tax liability shall be, with respect to each state, the aggregate amount of unitary state Tax liability of the Company and all DePuy Subsidiaries that are members of the relevant Consolidated Group. A member's liability for its share of unitary state Tax shall be determined in accordance with paragraph (c) of this Section 7; provided, however, that credits and any minimum taxes shall be allocated to the member responsible for the generation of such credit or minimum taxes.

          (b) BMC's share of any unitary state Tax Assets shall be, with respect to each state, the aggregate amount of unitary state Tax Assets of BMC and all BMC Subsidiaries that are members of the relevant Consolidated Group. The Company's share of any unitary state Tax Assets shall be, with respect to each state, the aggregate amount of unitary state Tax Assets of the Company and all DePuy Subsidiaries that are memebers of the relevant Consolidated Group. A member's share of such unitary state Tax Assets shall be determined in accordance with paragraph (c) of this Section 7.

          (c) In the case of a member of the Consolidated Group, such member's share of any unitary state Tax liability or unitary state Tax Asset shall be determined in accordance with past practices.

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          (d) Any interest imposed in connection with any Tax liability shall be allocated in the same manner as the underlying Tax liability, as provided above.

          (e) Any penalty imposed in connection with any Tax liability shall be the responsibility of the party whose action or inaction resulted in the imposition of such penalty; provided, however, that if such a determination cannot be made, the penalty shall be allocated in the same manner as the underlying Tax liability, as provided above.

          8. Allocation of Taxes To Certain Tax Periods. In the case of any taxable period that includes but does not end on either the Closing Date or the BMC Sale Date (any such taxable period, being hereinafter referred to as a "Straddle Period"),

          (a) real, personal and intangible property Taxes, other than transfer and similar Taxes, ("Property Taxes") allocated to the Pre-Closing Tax Period or the Pre-BMC Sale Tax Period, as the case may be, shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period or the Pre-BMC Sale Tax Period, as applicable, and the denominator of which is the number of days in the Straddle Period; and

          (b) all Taxes (other than Property Taxes) for the Pre-Closing Tax Period or the Pre-BMC Sale Tax Period, as the case may be, shall be computed in accordance with the principles of Treasury Regulation Section 1.1502-76; provided, however, that the transfers and transactions (including Taxes attributable thereto) which occur to effectuate the Pre-Offering Reorganization shall be allocated to the Pre-Closing Tax Period or the Pre-BMC Sale Tax Period, as the case may be, and provided, further, however, that in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other "flow through" entity, the Taxes allocated to the Pre-Closing Tax Period or the Pre-BMC Sale Tax Period, as the case may be, shall be determined on a daily proration basis.

          9. Credits and Refunds. (a) If the Company or any DePuy Subsidiary receives from any taxing authority any refunds or credits of Taxes which are attributable to any item of income, loss, credit, deduction or other tax attribute of Corange, BMC, a Corange Subsidiary, or a BMC Subsidiary, the Company shall pay, or cause to be paid, the amount of such refund or credit, together with any related interest actually received or credited, to Corange (if attributable to an item or other tax attribute of Corange or a Corange Subsidiary) or to BMC (if attributable to an item or other tax attribute of BMC or a BMC Subsidiary) within twenty (20) business days of receipt.

          (b) If Corange, BMC, a Corange Subsidiary or a BMC Subsidiary receives from any taxing authority any refunds or credits of Taxes which are attributable to any item of income, loss, credit, deduction or other tax attribute of the Company or a DePuy Subsidiary, Corange (in the case of refunds or credits received by Corange or a Corange

     Subsidiary) or BMC (in the case of refunds or credits received by BMC or a BMC Subsidiary) shall pay, or caused to be paid, the amount of such refund or credit, together with any related interest actually received or credited, to the Company or to such DePuy Subsidiary within twenty (20) business days of receipt.

          (c) The determination as to whether a refund or credit is attributable to an item or other tax attribute of Corange, BMC, a Corange Subsidiary, a BMC Subsidiary, the Company or a DePuy Subsidiary, as the case may be, shall be made under Section 6 hereof with respect to consolidated or combined returns, under Section 7 hereof with respect to unitary returns, and on a separate return basis with respect to separate returns.

          10. Cooperation. Corange, BMC and the Company agree to cooperate in all reasonable respects with respect to Tax matters contemplated by this Agreement, which cooperation shall include executing and filing such waivers, consents, forms, court petitions, refund claims (including filing refund claims as may be directed by another party hereto), complaints, powers of attorney and other documents needed from time to time in connection with such Tax matters. The Company agrees to furnish timely, and to cause each of the DePuy Subsidiaries to so furnish, Corange and BMC with any and all information reasonably requested by Corange and BMC in order to carry out the provisions of this Agreement. Corange and BMC agree to furnish timely, and to cause each of their subsidiaries to so furnish, the Company with any and all information reasonably requested by the Company in order to carry out the provisions of this Agreement.

          11. Computations. If Corange or BMC and the Company cannot agree on any computation of any amount payable under this Agreement, such computation shall be made by a nationally recognized independent public accounting firm acceptable to both such parties and the decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculation shall be borne equally by the disputing parties.

          12. Offsets. No payment shall be required to be made by one party (the "first party") to another party (the "second party") pursuant to this Agreement to the extent that there is an amount then due and payable under this Agreement by the second party to the first party.

          13. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

          14. Survival. The provisions of this Agreement shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver or extensions thereof) and sixty (60) days thereafter.

          15. Notices. All notices, requests or other communications hereunder shall be given or made in writing and shall be (i) delivered personally (including commercial courier), (ii) sent by registered or certified airmail, postage prepaid, or (iii) sent by telecopier, addressed to the party to whom they are directed at the following addresses, or at such other address as may be designated by notice from such party.


          To the Company:

          DePuy, Inc.
          700 Orthopaedic Drive
          Warsaw, Indiana 46581
          Attention:  Mr. Thomas J. Oberhausen
                      Senior Vice President and Chief Financial Officer

          with a copy to:

          DePuy, Inc.
          700 Orthopaedic Drive
          Warsaw, Indiana 46581
          Attention:  Steven L. Artusi, Esq.
                      Senior Vice President, General Counsel
                      and Secretary


          To BMC:

          Boehringer Mannheim Corporation
          9115 Hague Road
          Indianapolis, Indiana 46250
          Attention:  Mr. John D. Kellar
                      Vice President, Taxes

          with a copy to:

          Boehringer Mannheim Corporation
          9115 Hague Road
          Indianapolis, Indiana 46250
          Attention:  Steven Oldham, Esq.
                      General Counsel and Secretary

          To Corange:

          Corange Limited
          22 Church Street
          HM 11
          P.O. Box HM 2026
          Hamilton, HM HX
          Bermuda

          with a copy to:

          Anthony Williams, Esq.
          Coudert Brothers
          1114 Avenue of the Americas
          New York, New York  10036


     Any notice, request or other communication given or made in the manner prescribed in this Section shall be deemed to have been given and to be effective upon receipt or refusal by the addressee, or if later upon such later date as is specified therein. Any party may change its address for notices hereunder, effective upon giving of notice of such change hereunder to the other parties.

          16. Governing Law. This Agreement is made and shall be construed in all respects in accordance with the laws of the State of New York without regards to its conflicts of laws principles. Any controversy concerning the interpretation or operation of this Agreement shall be resolved first by resort to good faith negotiation between the parties for up to thirty (30) days and, if that fails, by submitting the issue to arbitration in accordance with the commercial arbitration rules of Conciliation and Arbitration of the International Chamber of Commerce by three (3) arbitrators approved in accordance with such rules. Such arbitration shall be conducted in New York City, New York. The award of the arbitrator(s) shall be final and binding on the parties. Judgement upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof.

          17. Entire Agreement. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies.

          18. Counterparts. This Agreement may be executed in any number of duplicate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          19. Severability. In the event any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, unless the unenforceability or invalidity thereof causes a substantial departure from the underlying intent and sense of the remainder of this Agreement, the validity and enforceability of the remaining provisions shall not be affected thereby, except those remaining provisions of which the unenforceable or invalidated provisions comprise an integral part or from which they are otherwise clearly inseparable. In the event any provision is held unenforceable or invalid, the parties shall use their best efforts to agree upon an enforceable and valid provision which shall be a reasonable substitute for such unenforceable or invalid provision in light of the purpose of this Agreement and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

          20. Headings. Headings of sections in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          21. Amendments. This Agreement may be modified, amended or supplemented only by the mutual written agreement of the parties hereto.


                 [Remainder Of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                    DEPUY, INC.

                                    By:  _______________________________________
                                         Name:
                                         Title:


                                    BOEHRINGER MANNHEIM
                                    CORPORATION

                                    By:  _______________________________________
                                         Name:
                                         Title:


                                    CORANGE LIMITED

                                    By:  _______________________________________
                                         Name:
                                         Title:

                                   EXHIBIT A
                                   ---------

                              DEPUY SUBSIDIARIES

    Name and Registered Office/Principal Place of Business of Subsidiaries
    ----------------------------------------------------------------------


DePuy Orthopadie GmbH                     DePuy Japan Incorporated
Mellinweg 16                              Noto Building
66280 Sulzbach                            22-1 Shinkawa 2-Chome
Germany                                   Chuo-ku, Tokyo 104
                                          Japan
De Puy A.G.
Alte Steinhauserstrasse 19                DePuy Korea, Inc.
6330 Cham                                 12th Floor
Switzerland                               Yooksung Building
                                          706-725 Yoksam-Dong
DePuy Orthopedie SA                       Kangnam-ku
2 rue de Bois Sauvage                     Seoul
91055 Evry Cedex                          Korea
France
                                          DePuy Far East Pte Ltd.
DePuy Italia S.r.L.                       21 Collyer Quay
Palazzo Marco Polo                        #14-02/03 (c/o May Oh & Wee)
Il Girasole                               Hong Kong Bank Building
20084 Lacchiarella                        Singapore 0104
Milan
Italy                                     DePuy GmbH
                                          Torfstecherstrasse 1
DePuy Iberica, S.A.                       5111 Burmoos
Avenida Melchor Fernandez                 Austria
Almagro 23
28029 Madrid                              DePuy Olmed AB
Spain                                     Dag Hammerskjolds vag 12
                                          75183 Uppsala
Medical Trivest SL                        Sweden
Calle Museu 6
Baedalona 08915                           DePuy Hungary
Barcelona                                 Kereskedelmi Kft
Spain                                     1134 Budapest
                                          Apaly vtoa 4/A
                                          1X em 36
                                          Hungary

DePuy CZ s.r.o.                           DePuy Canada Ltd.
Konopistska 16                            6695 Millcreek Drive
CZ-101 00 Prague 10                       Unit 3
Czech Republic                            Mississauga, Ontario
                                          L5N 5R8
DePuy New Zealand                         Canada
Limited
15 Rakino Way                             DePuy Orthopaedics, Inc.
Mount Wellington                          P.O. Box 988
Auckland, New Zealand                     700 Orthopaedic Drive
                                          Warsaw, IN 46581
Corange U.K. Holdings Ltd.
St. Anthony's Road                        DePuy Orthopaedic Technology, Inc.
Leeds LS11 8DT                            1905 North MacArthur Drive
England                                   Tracy, CA 95376

DePuy International Ltd.                  DePuy ACE Medical Company
St. Anthony's Road                        2260 East El Segundo Blvd.
Leeds LS11 8DT                            El Segundo, CA 90245
England
                                          DePuy DuPont Orthopedics Partnership
DePuy Joints S.A.                         P.O. Box 988
Uribu 663                                 700 Orthopaedic Drive
1027 Buenos Aires                         Warsaw, IN  46581
Argentina                                 (50% owned)

DePuy Taiwan                              DePuy Motech, Inc.
20th Floor                                P.O. Box 988
510 Chungshiao East Road                  700 Orthopaedic Drive
Section 5                                 Warsaw, IN 46581
Taipei, Taiwan                            (80% owned)
Republic of China
                                          Expanded Optics, Inc.
DePuy Australia Pty Limited               7382 Bolsa Avenue
1113 Palmer Court                         Westminster, CA  92683
P.O. Box 476
Mount Waverly, Victoria 3149              DePuy Overseas Trading Ltd.
Australia                                 22 Church Street
                                          Hamilton, HM 11, Bermuda
DePuy Mexico S.A. De C.V.
Huizaches 25
Colonia Ranchos los Colorines
Mexico D.F. 14386
Mexico